Exhibit 77(D)
Morgan Stanley California Quality Municipal Securities Trust

      Effective October 26, 2005, the following investment policy changes took effect for Morgan Stanley California Quality Municipal Securities Trust (the “Trust”):

(1) The Trust may invest at least 80% of its total assets in Municipal Obligations, including Municipal Bonds which are rated in the four highest investment grades by Moody’s Investors Services, Inc. (“Moody’s”), Standard & Poor’s Ratings Group (“S&P”) or another nationally recognized statistical rating organization (“NRSRO”) or, if not rated, are determined by the Investment Adviser to be of comparable quality;

(2) The Trust may invest up to 20% of its assets in either taxable or tax-exempt securities, including 5% in Municipal Obligations rated below investment grade by Moody’s, S&P or another NRSRO or, if not rated, are determined by the Investment Adviser to be of comparable quality; and

(3) Each of the Trust’s investment policies are designated as non-fundamental investment policies.

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